EXHIBIT 11

DEL GLOBAL TECHNOLOGIES CORP. & SUBSIDIARIES

COMPUTATION OF EARNINGS PER COMMON SHARE
THREE MONTHS AND SIX MONTHS ENDED FEBRUARY 1, 1997

                                        Three Months Ended         Six Months Ended
                                         February 1, 1997          February 1, 1997
                                      -----------------------   -----------------------
                                                     Fully                     Fully
                                        Primary     Diluted      Primary      Diluted
                                      ----------   ----------   ----------   ----------
Net income                            $1,119,848   $1,119,848   $2,108,302   $2,108,302
                                      ==========   ==========   ==========   ==========
Reconciliation of weighted
average number of shares
outstanding to amount used
in earnings per share computation:

Weighted average number of
      shares outstanding               7,499,879    7,499,879    7,446,246    7,446,246

Add - shares issuable from assumed
      exercise of options under the
      Treasury Stock method            1,083,638    1,120,813    1,077,176    1,114,901
                                      ----------   ----------   ----------   ----------
Weighted average number of shares
      outstanding as adjusted          8,583,517    8,620,692    8,523,422    8,561,147
                                      ==========   ==========   ==========   ==========
Net income per common share           $     0.13   $     0.13   $     0.25   $     0.25
                                      ==========   ==========   ==========   ==========

The Company utilized the Treasury Stock method for computing net income per common share.